                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): June 18, 2001


                                  iVillage Inc.
        -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Delaware                          000-25469                   13-3845162
---------------                   ----------------           ------------------
(State or other                   (Commission File             (IRS Employer
jurisdiction of                        Number)               Identification No.)
incorporation)


500-512 Seventh Avenue, New York, New York                    10018
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  (212) 600-6000


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

         On June 18, 2001, iVillage Inc., a Delaware corporation ("iVillage"), acquired Women.com Networks, Inc. ("Women.com") pursuant to an Agreement and Plan of Merger, dated as of February 5, 2001, by and among iVillage, Stanhope Acquisition Sub, LLC, a Delaware limited liability company ("Stanhope Acquisition Sub"), and Women.com, a Delaware corporation, and as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 22, 2001, and as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of April 27, 2001 (collectively, the "Merger Agreement").

         Pursuant to the Merger Agreement, Stanhope Acquisition Sub was merged with and into Women.com on June 18, 2001, with Women.com as the surviving corporation (the "Merger"). As a result of the Merger, Women.com became a wholly-owned subsidiary of iVillage.

         The aggregate purchase price paid in connection with the Merger was approximately $30.1 million consisting of approximately $0.2 million in cash and 15,519,838 shares of iVillage common stock valued at $29.9 million (based on a price per share of $1.93, which is equal to the average closing price per share of iVillage common stock on The Nasdaq National Market for a five day period consisting of the two days prior to the execution of the Merger Agreement, the day the Merger Agreement was executed and the two days subsequent to the day the Merger Agreement was executed). The Merger will be a taxable transaction for United States federal income tax purposes and iVillage intends to account for the Merger as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States of America. The cash portion of the merger consideration will be funded from iVillage's working capital reserves.

         Women.com is a leading Internet media company that offers a network of web sites dedicated to women. Though no formal decision has been reached, following the Merger, iVillage expects to operate the Women.com web sites in addition to the iVillage web sites for an indefinite period of time. iVillage may in the future integrate the content on the Women.com web sites into the content currently on the iVillage web sites. Regardless of whether or not the current Women.com web sites are maintained as a separate site or the content is integrated into the iVillage web sites, the two web sites will be linked by a graphical/textual link on the navigation bar or home page on the web site to the other web site and Women.com's revenues, traffic, users and other key metrics will be consolidated within the corresponding iVillage metrics. iVillage will continue to maintain its executive offices in New York with operations coordinated from that location. While no decision has been reached concerning Women.com's executive offices, iVillage expects to continue to have offices in California following the consummation of the Merger.

         The description of the Merger Agreement contained herein, which is filed as an exhibit to this Form 8-K, does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

Item 5.  Other Events

         Pursuant to the terms of an Amended and Restated Securities Purchase Agreement, dated as of February 22, 2001 (the "Securities Purchase Agreement"), by and between iVillage Inc. and Hearst Communications, Inc., a Delaware corporation ("Hearst"), Hearst agreed to purchase from iVillage 9,324,000 shares of iVillage common stock and a warrant exercisable for 2,100,000 for the shares of iVillage common stock less the amounts of common stock and warrants purchased by the other former Women.com stockholders pursuant to the rights offering described below. In addition, under the Securities Purchase Agreement, Hearst agreed to purchase, or was required to purchase, additional shares of iVillage common stock in the event of any specified shortfall in the amount of Women.com's cash and working capital on March 31, 2001. Finally, Hearst was required to purchase from iVillage additional shares of iVillage common stock in the event that in excess of 2% of the former Women.com stockholders exercised appraisal rights.

         Accordingly, on June 18, 2001, Hearst purchased 9,171,343 shares of iVillage common stock and a warrant to purchase 2,065,695 shares of iVillage common stock for an aggregate purchase price of approximately $19.7 million. Hearst did not purchase any shares of iVillage common stock pursuant to the shortfall provisions and the appraisal rights provisions of the Securities Purchase Agreement described above.

         As a condition to Hearst's obligation to purchase the shares of common stock and warrant from iVillage pursuant to the Securities Purchase Agreement, iVillage agreed to conduct a rights offering under which each Women.com stockholder as of April 16, 2001, other than Hearst, would have the opportunity to purchase their pro rata portion of the 9,324,000 shares of iVillage common stock and warrant exercisable for 2,100,000 shares of iVillage common stock offered to Hearst. On June 15, 2001, the rights offering expired and subsequently iVillage issued to the former Women.com stockholders, other than Hearst, 152,657 shares of iVillage common stock and warrants to purchase an additional 34,305 shares of iVillage common stock for an aggregate purchase price of approximately $0.3 million.

         The description of the Securities Purchase Agreement contained herein, which is filed as an exhibit to this Form 8-K, does not purport to be complete and is qualified in its entirety by the provisions of the Securities Purchase Agreement.

         Copies of iVillage's press releases related to the consummation of the transactions contemplated by the Merger Agreement and the Securities Purchase Agreement (including the rights offering) are attached as Exhibits 99.2 and 99.3 hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial Statements of businesses acquired.


                            WOMEN.COM NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)


                                                       March 31,    December 31,
                                                         2001           2000
                                                      -----------   ------------
                                                      (Unaudited)
                      ASSETS

Current assets:
 Cash and cash equivalents .......................     $  20,179      $  30,135
 Accounts receivable, less allowance for doubtful
   accounts of $376 and $763, respectively........         2,121          6,056
 Accounts receivable, related party ..............         1,053            604
 Prepaid and other current assets ................         3,170          3,111
                                                       ---------      ---------
    Total current assets .........................        26,523         39,906
Property and equipment, net  .....................        11,595         12,700
Other assets .....................................         5,072          5,320
                                                       ---------      ---------
    Total assets .................................     $  43,190      $  57,926
                                                       =========      =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable ................................     $   1,841      $   2,544
 Other current liabilities .......................         2,950          5,360
 Deferred revenue ................................         1,482          2,632
                                                       ---------      ---------
    Total current liabilities ....................         6,273         10,536
                                                       ---------      ---------
Stockholders' equity:
 Common stock, $.001 par value
   Authorized 195,000 shares at March 31, 2001 and
    December 31, 2000
   Issued and outstanding; 47,255 shares at
    March 31, 2001 and 47,247 shares
    at December 31, 2000 .........................            47             47
 Additional paid in capital ......................       252,416        252,465
 Notes receivable from stockholders ..............           (44)           (44)
 Unearned compensation ...........................          (595)          (865)
 Accumulated deficit .............................      (214,907)      (204,213)
                                                       ---------      ---------
    Total stockholders' equity ...................        36,917         47,390
                                                       ---------      ---------
    Total liabilities and stockholders' equity ...     $  43,190      $  57,926
                                                       =========      =========



The accompanying notes are an integral part of these consolidated financial statements

                            WOMEN.COM NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data) (Unaudited)


                                                 Quarter Ended     Quarter Ended
                                                 March 31, 2001   March 31, 2000
                                                 --------------   --------------
Revenues ....................................       $  5,072         $ 13,623
Revenues, related party .....................          1,349              742
                                                    --------         --------
   Total revenues............................          6,421           14,365
                                                    --------         --------

Costs and operating expenses
 Cost of revenues ...........................            776              985
 Production, product and technology .........          7,567            9,007
 Sales and marketing ........................          7,107           11,327
 General and administrative .................          2,033            2,666
 Amortization of acquired intangibles .......             --            6,973
                                                    --------         --------
   Total operating expenses..................         17,483           30,958
                                                    --------         --------
Loss from operations ........................        (11,062)         (16,593)
Other income, net ...........................            368            1,121
                                                    --------         --------
Net loss ....................................       $(10,694)        $(15,472)
                                                    ========         ========
Basic and diluted net loss per share
  attributable to common stockholders........       $  (0.23)        $  (0.34)
                                                    ========         ========
Shares used in computing basic and diluted
  net loss per share.........................         47,248           46,128
                                                    ========         ========



  The accompanying notes are an integral part of these consolidated financial statements

                            WOMEN.COM NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands) (Unaudited)


                                                                                        Three Months Ended
                                                                               March 31, 2001        March 31, 2000
                                                                               --------------        --------------
Cash flow from operating activities:
 Net loss .................................................................       $(10,694)             $(15,472)
 Adjustments to reconcile net loss to net cash used in operating activities, net of the effects of acquisitions
    Depreciation and amortization of tangible assets ......................          1,337                   962
    Amortization of intangibles ...........................................             --                 6,973
    Provision for doubtful accounts .......................................           (378)                  201
    Amortization of stock-based compensation ..............................            178                   172
    Decrease in accounts receivable .......................................          4,313                 2,829
    (Increase) decrease in accounts receivable--related party .............           (449)                  684
    Increase in prepaids and other current assets .........................            (17)               (1,245)
    Decrease in other assets ..............................................            248                   577
    Decrease in accounts payable ..........................................           (703)               (2,550)
    Increase (decrease) in other current liabilities ......................         (2,410)                2,765
    Decrease in deferred revenue ..........................................         (1,150)               (3,090)
                                                                                  --------              --------
     Net cash used in operating activities ................................         (9,725)               (7,194)
                                                                                  --------              --------

Cash flows from investing activities:
 Acquisition of property and equipment ....................................           (232)               (6,212)
 Investment in Medical Self Care, Inc. ....................................             --                (4,000)
 Cash paid for acquisition of EZSharing.com, Inc. .........................             --                (2,000)
                                                                                  --------              --------
     Net cash used in investing activities ................................           (232)              (12,212)
                                                                                  --------              --------

Cash flows from financing activities:
 Proceeds from exercise of stock options ..................................              1                   143
                                                                                  --------              --------
     Net cash provided by financing activities ............................              1                   143
                                                                                  --------              --------
Net decrease in cash and cash equivalents..................................         (9,956)              (19,263)
Cash and cash equivalents at beginning of period...........................         30,135                87,242
                                                                                  --------              --------
Cash and equivalents at end of period .....................................       $ 20,179              $ 67,979
                                                                                  ========              ========

Supplemental disclosure of noncash investing and financing information:
 Unearned compensation related to cancellation of stock and
   stock option grants.....................................................       $    (92)             $   (806)
 Common stock issued in conjunction with acquisition of
   EZSharing.com, Inc......................................................       $     --              $  9,208



The accompanying notes are an integral part of these consolidated financial statements

                            WOMEN.COM NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


Basis of presentation

   In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring items) necessary for their fair presentation in conformity with generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with Women.com's Management's Discussion and Analysis of Financial Condition and Results of Operations and consolidated financial statements and notes and other information included herein.

   The accompanying consolidated financial statements have been prepared assuming that Women.com will continue as a going concern. Women.com has suffered recurring losses from operations and has an accumulated deficit of $214.9 million. Women.com has entered into a definitive agreement whereby iVillage Inc., operator of the iVillage network, contingent upon the satisfaction of certain conditions, will acquire all of the outstanding shares of Women.com. If the sale to iVillage does not occur, Women.com will need to raise additional capital to fund their 2001 operations and may have to reduce certain discretionary spending and scale back their operations. There can be no assurance that the sale to iVillage will occur or that Women.com will be successful in raising additional funding if the sale does not occur. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances have been eliminated.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities" as amended. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. Subsequent amendment to SFAS 133 deferred the effective date until the first quarter of the fiscal year beginning after June 15, 2000. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

Net loss per share

   Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share to the extent such shares are dilutive.

                            WOMEN.COM NETWORKS, INC.

                                  (UNAUDITED)


   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):


                                         Three Months Ended   Three Months Ended
                                           March 31, 2001       March 31, 2000
                                         ------------------   ------------------
Numerator:
Net loss attributable to common
  stockholders.......................         $(10,694)            $(15,472)
                                              ========             ========
Denominator:
 Shares used in computing basic and
  dilutive net loss per share........           47,248               46,128
                                              ========             ========
 Basic and diluted net loss per
  share attributable to common
  stockholders.......................         $  (0.23)            $  (0.34)
                                              ========             ========
Antidilutive securities including
  options and warrants not included
  in net loss per share calculation..            6,751                6,296
                                              ========             ========


Comprehensive income

   To date, Women.com has not had any transactions that are required to be reported as comprehensive income, in accordance with the provisions of SFAS No. 130 "Reporting Comprehensive Income".

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Women.com Networks, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Women.com Networks, Inc. and its subsidiaries, at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Women.com Networks, Inc.'s management;
our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying consolidated financial statements have been prepared assuming that Women.com Networks, Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Women.com Networks, Inc. has suffered recurring losses from operations which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers LLP
San Jose, California
February 14, 2001

                            WOMEN.COM NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)


                                                                                                     December 31,
                                                                                                 --------------------
                                                                                                   2000        1999
                                                                                                 ---------   --------
                                            ASSETS

Current assets:
 Cash and cash equivalents ..................................................................    $  30,135   $ 87,242
 Accounts receivable, less allowance for doubtful accounts of $763 and $353, respectively ...        6,056     15,131
 Accounts receivable--related party .........................................................          604      1,197
 Prepaid and other current assets ...........................................................        3,111      4,082
                                                                                                 ---------   --------
    Total current assets.....................................................................       39,906    107,652
 Property and equipment, net ................................................................       12,700      9,069
 Intangible assets, net .....................................................................           --     53,651
 Restricted cash ............................................................................        1,520      1,447
 Other assets ...............................................................................        3,800        720
                                                                                                 ---------   --------
     Total assets ...........................................................................    $  57,926   $172,539
                                                                                                 =========   ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable ...........................................................................    $   2,246   $  6,239
 Accounts payable--related party ............................................................          298        253
 Accrued liabilities ........................................................................        5,360      2,765
 Deferred revenue ...........................................................................        2,632      5,208
                                                                                                 ---------   --------
     Total current liabilities ..............................................................       10,536     14,465
                                                                                                 ---------   --------

Commitments and contingencies (Note 7)
Stockholders' equity:
 Preferred stock, par value: $.001
   Authorized: 5,000 shares. None issued and outstanding.....................................           --         --
 Common stock, par value: $.001
   Authorized: 195,000 shares
   Issued and outstanding: 47,247 shares at December 31, 2000 and 45,704
    at December 31, 1999 ....................................................................           47         45
 Additional paid-in capital .................................................................      252,465    244,154
 Notes receivable from stockholders .........................................................          (44)       (44)
 Unearned compensation ......................................................................         (865)    (3,059)
 Accumulated deficit ........................................................................     (204,213)   (83,022)
                                                                                                 ---------   --------
     Total stockholders' equity .............................................................       47,390    158,074
                                                                                                 ---------   --------
     Total liabilities and stockholders' equity .............................................    $  57,926   $172,539
                                                                                                 =========   ========




The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                                          Year Ended December 31,
                                                                                     --------------------------------
                                                                                        2000        1999       1998
                                                                                     ---------    --------   --------
Net revenues .....................................................................   $  40,173    $ 27,060   $  7,247
Revenues, related party ..........................................................       3,474       2,963         --
                                                                                     ---------    --------   --------
     Total net revenues ..........................................................      43,647      30,023      7,247
                                                                                     ---------    --------   --------
Operating expenses
 Production, product and technology ..............................................      40,447      23,678      6,124
 Sales and marketing .............................................................      45,954      36,050     12,262
 General and administrative ......................................................      11,918       8,006      1,928
 Amortization of acquired intangibles                                                   29,138      20,482        517
 Impairment of goodwill and other intangible assets and
   abandonment of certain tangible fixed assets ..................................      36,933          --         --
                                                                                     ---------    --------   --------
     Total operating expenses ....................................................     164,390      88,216     20,831
                                                                                     ---------    --------   --------
Loss from operations .............................................................    (120,743)    (58,193)   (13,584)
 Other income, net ...............................................................       3,552       1,420        539
 Loss on investment ..............................................................      (4,000)         --         --
                                                                                     ---------    --------   --------
Net loss .........................................................................    (121,191)    (56,773)   (13,045)
Dividend accretion on mandatorily redeemable convertible preferred stock .........          --        (295)      (570)
                                                                                     ---------    --------   --------
Net loss attributable to common stockholders .....................................   $(121,191)   $(57,068)  $(13,615)
                                                                                     =========    ========   ========
Basic and diluted net loss per share attributable to common stockholders .........   $   (2.59)   $  (2.11)  $ (10.52)
                                                                                     =========    ========   ========
Shares used in computing basic and diluted net loss per share ....................      46,803      27,062      1,294
                                                                                     =========    ========   ========


The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                             Convertible Units      Common Stock     Additional          Notes
                                              -----------------    ---------------     Paid-In        Receivables
                                             Shares     Amount    Shares    Amount     Capital     from Stockholders
                                             ------     ------    ------    ------     -------     -----------------
Balances, December 31, 1997 ..............       --    $     --      749     $ 1      $    126           $(44)
 Issuance of common stock pursuant to
  exercise of stock options ..............       --          --       73      --            15             --
 Issuance of common stock pursuant to
  acquisition of Wild Wild Web ...........       --          --      675       2         1,753             --
 Issuance of warrants ....................       --          --       --      --           226             --
 Unearned compensation ...................       --          --       --      --         3,149             --
 Amortization of unearned compensation ...       --          --       --      --            --             --
 Accretion of mandatorily redeemable
  convertible preferred stock ............       --          --       --      --            --             --
 Net loss ................................       --          --       --      --            --             --
                                             ------    --------   ------     ---      --------           ----
Balances, December 31, 1998 ..............       --          --    1,497       3         5,269            (44)
 Issuance of common stock pursuant to
  exercise of stock options ..............       --          --      877      --           462             --
 Issuance of common stock pursuant to
  acquisition of HomeArts ................       --          --   17,799      18        85,332             --
 Issuance of common stock pursuant to
  exercise of common and preferred stock
  warrants ...............................       --          --      180      --             3             --
 Issuance of restricted stock ............       --          --       31      --           231             --
 Issuance of convertible units ...........    2,000      19,249       --      --            --             --
 Conversion of convertible units into
  common stock ...........................   (2,000)    (19,249)   2,000       2        19,247             --
 Accretion of mandatorily redeemable
  convertible preferred stock ............       --          --       --      --            --             --
 Conversion of preferred stock and
  warrants into common stock and warrants        --          --   13,438      13        35,702             --
 Issuance of common stock for cash .......       --          --    5,319       5        55,682             --
 Issuance of common stock pursuant to
  stock dividends ........................       --          --      250      --            --             --
 Issuance of common stock for cash in
  initial public offering, net of
  offering expenses of $1,944 ............       --          --    4,313       4        38,159             --
 Unearned compensation ...................       --          --       --      --         4,067             --
 Amortization of unearned compensation ...       --          --       --      --            --             --
 Net loss ................................       --          --       --      --            --             --
                                             ------    --------   ------     ---      --------           ----
Balances, December 31, 1999 ..............       --          --   45,704      45       244,154            (44)
 Issuance of common stock pursuant to
  exercise of stock options ..............       --          --      409      --           625             --
 Issuance of common stock pursuant to
  employee stock purchase plan ...........       --          --      419       1         1,232             --
 Issuance of common stock pursuant to
  acquisition of EZSharing.com ...........       --          --      715       1         9,207             --
 Unearned compensation related to stock
  grants .................................       --          --       --      --           378             --
 Cancellation of options upon termination        --          --       --      --        (3,131)            --
 Amortization of unearned compensation ...       --          --       --      --            --             --
 Net loss ................................       --          --       --      --            --             --
                                             ------    --------   ------     ---      --------           ----
Balances, December 31, 2000 ..............       --    $     --   47,247     $47      $252,465           $(44)
                                             ======    ========   ======     ===      ========           ====

                                                                                 Total
                                               Unearned      Accumulated     Stockholders'
                                             Compensation      Deficit     Equity (Deficit)
                                             ------------      -------     ----------------
Balances, December 31, 1997 ..............     $     --       $ (12,339)       $ (12,256)
 Issuance of common stock pursuant to
  exercise of stock options ..............           --              --               15
 Issuance of common stock pursuant to
  acquisition of Wild Wild Web ...........           --              --            1,755
 Issuance of warrants ....................           --              --              226
 Unearned compensation ...................       (3,149)             --               --
 Amortization of unearned compensation ...        1,170              --            1,170
 Accretion of mandatorily redeemable
  convertible preferred stock ............           --            (570)            (570)
 Net loss ................................           --         (13,045)         (13,045)
                                               --------       ---------        ---------
Balances, December 31, 1998 ..............       (1,979)        (25,954)         (22,705)
 Issuance of common stock pursuant to
  exercise of stock options ..............           --              --              462
 Issuance of common stock pursuant to
  acquisition of HomeArts ................           --              --           85,350
 Issuance of common stock pursuant to
  exercise of common and preferred stock
  warrants ...............................           --              --                3
 Issuance of restricted stock ............           --              --              231
 Issuance of convertible units ...........           --              --           19,249
 Conversion of convertible units into
  common stock ...........................           --              --               --
 Accretion of mandatorily redeemable
  convertible preferred stock ............           --            (295)            (295)
 Conversion of preferred stock and
  warrants into common stock and warrants            --              --           35,715
 Issuance of common stock for cash .......           --              --           55,687
 Issuance of common stock pursuant to
  stock dividends ........................           --              --               --
 Issuance of common stock for cash in
  initial public offering, net of
  offering expenses of $1,944 ............           --              --           38,163
 Unearned compensation ...................       (4,067)             --               --
 Amortization of unearned compensation ...        2,987              --            2,987
 Net loss ................................           --         (56,773)         (56,773)
                                               --------       ---------        ---------
Balances, December 31, 1999 ..............       (3,059)        (83,022)         158,074
 Issuance of common stock pursuant to
  exercise of stock options ..............           --              --              625
 Issuance of common stock pursuant to
  employee stock purchase plan ...........           --              --            1,233
 Issuance of common stock pursuant to
  acquisition of EZSharing.com ...........           --              --            9,208
 Unearned compensation related to stock
  grants .................................         (378)             --               --
 Cancellation of options upon termination         3,131              --               --
 Amortization of unearned compensation ...         (559)             --             (559)
 Net loss ................................           --        (121,191)        (121,191)
                                               --------       ---------        ---------
Balances, December 31, 2000 ..............     $   (865)      $(204,213)       $  47,390
                                               ========       =========        =========


The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                                       Year Ended December 31,
                                                                                                 ----------------------------------
                                                                                                    2000        1999         1998
                                                                                                 ---------    ---------   ---------
Cash flow from operating activities:
 Net loss....................................................................................    $(121,191)   $ (56,773)  $ (13,045)
 Adjustments to reconcile net loss to net cash used in operating activities, net of the effects of acquisitions:
 Depreciation and amortization of tangible assets............................................        5,088        1,682         323
 Amortization of intangibles.................................................................       29,138       20,482         517
 Impairment of goodwill and other intangible assets and abandonment of certain tangible
   fixed assets..............................................................................       36,933           --          --
 Provision for doubtful accounts.............................................................        3,440           77         248
 Amortization of stock-based compensation....................................................         (559)       2,987       1,170
 Loss on investment..........................................................................        4,000           --          --
 Issuance of common stock warrant in exchange for financing services.........................           --           --          15
 Issuance of restricted stock in exchange for services.......................................           --          231          --
 (Increase) decrease in accounts receivable..................................................        5,635      (11,239)     (1,728)
 (Increase) decrease in accounts receivable--related party...................................          593       (1,197)         --
 (Increase) decrease in prepaid and other current assets.....................................        1,121        5,040        (502)
 Increase in restricted cash.................................................................          (73)      (1,447)         --
 Increase in other long term assets..........................................................       (3,080)          --          --
 Increase (decrease) in accounts payable.....................................................       (3,993)       3,407       1,907
 Increase in accounts payable--related party.................................................           45          253          --
 Increase (decrease) in accrued liabilities..................................................        2,595       (1,679)        433
 (Decrease) increase in deferred revenue.....................................................       (2,576)       3,628      (1,031)
                                                                                                 ---------    ---------   ---------
    Net cash used in operating activities....................................................      (42,884)    (34,548)    (11,693)
                                                                                                 ---------    ---------   ---------
Cash flows from investing activities:
 Acquisition of property and equipment.......................................................       (9,237)     (7,161)     (1,075)
 Acquisition of Internethoroscope.com, net of cash...........................................           --        (237)          --
 Acquisition of EZSharing.com, net of cash...................................................       (2,020)          --          --
 Acquisition of World Gaming Corporation, net of cash........................................         (503)      (9,155)         --
 Investment in Medical Self Care, Inc........................................................       (4,000)          --          --
 Acquisition of ParentTime website...........................................................         (321)          --          --
 Cash received from HomeArts acquisition.....................................................           --       12,907          --
                                                                                                 ---------    ---------   ---------
    Net cash used in investing activities....................................................      (16,081)      (3,646)     (1,075)
                                                                                                 ---------    ---------   ---------

                            WOMEN.COM NETWORKS INC.

                                 (in thousands)


                                                                                                         Year Ended December 31,
                                                                                                     ------------------------------
                                                                                                       2000        1999       1998
                                                                                                     --------    --------   -------
Cash flows from financing activities:
 Proceeds from issuance of preferred stock and warrants and convertible units, net of issuance
   costs.........................................................................................          --      19,249    20,049
 Proceeds from issuance of common stock, net of issuance costs...................................          --      93,850        --
 Proceeds from issuance of common stock pursuant to employee stock purchase plan.................       1,233          --        --
 Proceeds from exercise of common stock options and warrants.....................................         625         465        15
 Principal payments under capital lease obligations..............................................          --        (15)       (50)
 Principal payment under term loan...............................................................          --        (348)     (244)
 Proceeds from notes payable.....................................................................          --          --       348
                                                                                                     --------    --------   -------
    Net cash provided by financing activities....................................................       1,858     113,201    20,118
                                                                                                     --------    --------   -------
 Net increase (decrease) in cash and cash equivalents............................................     (57,107)     75,007     7,350
 Cash and equivalents at beginning of period.....................................................      87,242      12,235     4,885
                                                                                                     --------    --------   -------
 Cash and cash equivalents at end of period......................................................    $ 30,135    $ 87,242   $12,235
                                                                                                     ========    ========   =======

Supplemental disclosure of cash flow information:
 Revenue and advertising expense from barter transactions........................................    $     93    $    228   $   656
 Supplemental disclosure of noncash financing information:
   Accretion of preferred stock..................................................................    $     --    $    295   $   570
   Conversion of notes payable and accrued interest to preferred stock...........................    $     --    $     --   $ 2,017
   Unearned compensation related to stock options grants (cancellations), net....................    $ (3,131)   $  4,067   $ 3,149
   Unearned compensation related to stock grants.................................................    $    378    $     --   $    --
   Issuance of Series D mandatorily redeemable convertible preferred stock warrant in exchange
    for services.................................................................................    $     --    $     --   $   226
   Net exercise of preferred stock warrants......................................................    $     --    $     15   $    --
   Conversion of mandatorily redeemable convertible preferred stock and warrants and convertible
    units into common stock and warrants.........................................................    $     --    $ 54,904   $    --
 Liabilities assumed in connection with acquisition of EZSharing.com:
   Fair value of assets acquired.................................................................    $ 11,228
   Common stock issued...........................................................................      (9,208)
   Cash paid.....................................................................................      (2,020)
                                                                                                     --------
   Liabilities assumed...........................................................................    $     --
                                                                                                     ========
 Liabilities assumed in connection with acquisition of HomeArts:
   Fair value of assets acquired.................................................................                $ 76,148
   Cash received.................................................................................                  12,907
   Common stock issued...........................................................................                 (85,350)
                                                                                                                 --------
   Liabilities assumed...........................................................................                $  3,705
                                                                                                                 ========
 Liabilities assumed in connection with acquisition of World Gaming Corporation:
   Fair value of assets acquired.................................................................                $  9,320
   Net cash paid.................................................................................                  (9,155)
                                                                                                                 --------
   Liabilities assumed...........................................................................                $    165
                                                                                                                 ========
 Liabilities assumed in connection with acquisition of Wild Wild Web, Inc.:
   Fair value of assets acquired.................................................................                           $ 2,065
   Common stock issued...........................................................................                            (1,755)
                                                                                                                            -------
   Liabilities assumed...........................................................................                           $   310
                                                                                                                            =======



The accompanying notes are an integral part of these consolidated financial statements.

                            WOMEN.COM NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Formation and Business

   Women.com Networks ("Women.com"), a California corporation was incorporated in October 1992 as Wire Networks, Inc. Women.com provides women with original content, personalized services, community and shopping on the Internet.

   Effective January 29, 1999, Women.com entered into a joint venture agreement with Hearst HomeArts, Inc. ("HomeArts"), a subsidiary of The Hearst Corporation.

   Concurrent with the joint venture agreement, Women.com and HomeArts entered a roll-up agreement whereby prior to an initial public offering Women.com and HomeArts would merge and Women.com Networks LLC would be rolled up in connection with such merger and Women.com Networks, Inc., a Delaware corporation, would be the surviving entity. This roll-up and merger were completed in August 1999. The corporation is authorized to issue 195,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. All share and per share data have been retroactively adjusted to reflect the roll-up.

Note 2 -- Summary of Significant Accounting Policies

 Basis of presentation

   The accompanying consolidated financial statements have been prepared assuming that Women.com will continue as a going concern. Women.com has suffered recurring losses from operations and has an accumulated deficit of $204.2 million. Women.com has entered into a definitive agreement whereby iVillage Inc. would acquire all of the outstanding shares of Women.com (see
Note 13). If the sale to iVillage does not occur, Women.com will need to raise additional capital to fund their 2001 operations and may have to reduce certain discretionary spending and scale back its operations. There can be no assurance that the sale to iVillage will occur or that Women.com will be successful in raising additional funding if the sale does not occur. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Principles of consolidation

   These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, goodwill and other intangible assets and certain accruals.

 Cash and cash equivalents

   Women.com considers all highly liquid investments with original or remaining maturities at the date of purchase of three months or less to be cash equivalents. The majority of Women.com's cash and cash equivalents are held in a short-term investment portfolio.

 Fair value of financial instruments

   Carrying amounts of Women.com's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

                            WOMEN.COM NETWORKS, INC.

Note 2 -- Summary of Significant Accounting Policies--(Continued)

 Property and equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over an estimated useful life of three years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the term of the lease, whichever is shorter.

   Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

 Intangible assets

   Goodwill and other intangible assets include advertising and viewership base, trade name, assembled workforce and covenant not to compete. They are carried at cost less accumulated amortization. Goodwill and other identifiable intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which range from two to five years.

 Impairment of long-lived assets

   Women.com evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

   Women.com also assesses the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board
(APB) Opinion No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Women.com considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in stock price for a sustained period, and our market capitalization relative to net book value. When Women.com determines that the carrying value of goodwill and other intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment is measured based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

 Revenue recognition

   To date, Women.com's revenues have been derived primarily from the sale of advertising contracts, advertising sponsorships and production contracts. Sponsorship revenues are derived principally from contracts ranging from two to six years in which Women.com commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include the delivery of impressions, exclusive relationships and the design and development of co-branded sites designed to enhance the promotional objective of the sponsor. Women.com recognizes sponsorship revenues as earned, which is generally ratably over the contract period, provided that no significant obligations remain. To the extent that committed obligations are not met, Women.com defers recognition of the corresponding revenues until the obligations are met.

   Advertising revenues are derived principally from short-term advertising contracts in which Women.com typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertising is displayed, provided that no significant obligations remain. To the extent that minimum

                            WOMEN.COM NETWORKS, INC.

Note 2 -- Summary of Significant Accounting Policies--(Continued)

guaranteed page deliveries are not met, Women.com defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

   Sponsorship and advertising revenues were approximately 79%, 83% and 74% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

   Advertising revenues include barter revenues, which are the exchange by Women.com of advertising space on Women.com's web sites for reciprocal advertising space on other web sites. Women.com has adopted the provisions of EITF 99-17 "Accounting for Advertising Barter Transactions" and revenues from these barter transactions are recorded as advertising revenues at the fair value of the advertising delivered only if the fair value of the advertising surrendered in the barter transaction is determinable based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Barter expenses are recorded when Women.com's advertisements are run on the reciprocal web sites, which is typically in the same period as when advertisements are run on Women.com's web sites. Barter revenues represented less than 1% of net revenues for the years ended December 31, 2000 and 1999 and 9% of net revenues for the year ended December 31, 1998. 17.2 million impressions were surrendered and received in the year ended December 31, 2000 in barter transactions for which a fair value was not determinable under the provisions of EITF 99-17.

   Production revenues represent fees for content and site production. Production revenues are derived from contracts in which Women.com designs and develops content for third parties, for use principally on the Women.com network. Women.com recognizes production revenues as earned, which is generally on a time and material basis. To the extent that committed obligations under production agreements are not met, revenue recognition is deferred until the obligations are met.

   E-commerce revenues consist of commissions from the sale of magazine subscriptions and books sold on the network, sales of services on Astronet including personalized reports and readings and, to a lesser extent, payments from affiliate sales programs. Affiliate program e-commerce net revenues are recognized upon notification from the affiliate. Since Women.com does not meet the definition of a principal in any of these transactions the Company reports revenue net in accordance with the provisions of EITF 99-19 "Reporting Revenue Gross as a Principal Versus Net as an Agent".

 Advertising

   Women.com expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2000, 1999 and 1998 was $10.8 million, $13.5 million and $4.0 million, respectively.

 Income taxes

   Women.com accounts for income taxes using the liability method under which deferred tax assets and liabilities are calculated using current tax laws and rates in effect at the balance sheet date. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be recovered.

 Stock-based compensation

   Women.com accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Women.com has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which also requires pro forma disclosures in the financial statements as if the measurement provisions of SFAS 123 had been adopted. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Women.com's stock and exercise price. Stock options issued to non-employees have been accounted for in accordance with SFAS 123 and valued using the Black-Scholes model.

                            WOMEN.COM NETWORKS, INC.

Note 2 -- Summary of Significant Accounting Policies--(Continued)

 Certain risks and concentrations

   The majority of Women.com's cash and cash equivalents as of December 31, 2000 are on deposit in a money market fund.

   Financial instruments which potentially subject Women.com to concentrations of credit risk consist principally of trade accounts receivable.

   Women.com provides advertising to a variety of customers for placement on its Web sites and generally does not require collateral. Although Women.com maintains an allowance for potential credit losses that it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition. At December 31, 2000 two individual customers accounted for 19.0% and 13.1% of accounts receivable. No individual customer accounted for 10% or more of accounts receivable at December 31, 1999. At December 31, 1998 one customer accounted for 10.6% of accounts receivable. No individual customer accounted for 10% or more of revenues in either fiscal year 2000 or 1999. One individual customer accounted for 21% of revenues for the year ended December 31, 1998.

   Women.com operates in a single business segment which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by Women.com to anticipate or to respond adequately to technological changes in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, could have a material adverse affect on Women.com's business and operating results.

   Women.com relies on a number of third party suppliers for various services, including web hosting, banner advertising, delivery software and Internet traffic measurement software.

 Net loss per share

   Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share to the extent such shares are dilutive.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                                              Year Ended December 31,
                                                                         --------------------------------
                                                                            2000        1999       1998
                                                                         ---------    --------   --------
   Numerator:
    Net loss .........................................................   $(121,191)   $(56,773)  $(13,045)
    Accretion of mandatorily redeemable convertible preferred stock
      to redemption value.............................................         (--)       (295)      (570)
                                                                         ---------    --------   --------
   Net loss attributable to common stockholders ......................   $(121,191)   $(57,068)  $(13,615)
                                                                         =========    ========   ========
   Denominator:
    Shares used in computing basic and diluted net loss per share ....      46,803      27,062      1,294
                                                                         =========    ========   ========
    Basic and diluted net loss per share attributable to common
      stockholders....................................................   $   (2.59)   $  (2.11)  $ (10.52)
                                                                         =========    ========   ========
    Antidilutive securities including options, warrants, preferred stock and convertible units not included in net loss per share
      calculation.....................................................       7,343       8,091     18,607
                                                                         =========    ========   ========

                            WOMEN.COM NETWORKS, INC.

Note 2 -- Summary of Significant Accounting Policies--(Continued)

 Comprehensive income

   Effective January 1, 1998, Women.com adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their components in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings in the equity section of a statement of financial position. To date, Women.com has not had any transactions that are required to be reported in comprehensive income.

 Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. In July, 1999, the Financial Accounting Standard Boards issued SFAS No. 137, ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133." SFAS 137 deferred the effective date of SFAS 133 until the first fiscal quarter of the fiscal year beginning after June 15, 2000. The adoption of SFAS 133 and SFAS 137 is not expected to have a material effect on the Company's financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management does not expect the adoption of SAB 101 to have a material effect on the Company's financial position or results of operations. The Company was required to adopt SAB 101 in the fourth quarter of fiscal 2000. The adoption of SAB 101 did not have a material effect on the Company's financial position or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 became effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

Note 3 -- Acquisitions

   Effective January 29, 1999, Women.com Networks and HomeArts entered into a joint venture agreement as described in Note 1. Under the terms of the agreement, Women.com Networks and HomeArts contributed their businesses to Women.com Networks LLC. Under the terms of the agreement Women.com Networks and HomeArts each have fifty percent voting interest, except that Women.com Networks had the sole authority to initiate an initial public offering. In addition, senior-management of the joint venture is comprised solely of Women.com Networks management. Given these facts and that Women.com, on a fully diluted basis owned 53.6% of Women.com Networks LLC, Women.com was determined to be the accounting acquirer pursuant to Staff Accounting Bulletin Topic 2-A2.

   The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of net assets acquired was determined by an independent appraiser.

   The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of the acquired assets, including tangible assets and their historical tax bases are

                            WOMEN.COM NETWORKS, INC.

Note 3 -- Acquisitions--(Continued)

not deductible for tax purposes. Women.com Networks LLC elected to be taxed as a partnership beginning with the formation of the joint venture and until Women.com Networks LLC was rolled up into Women.com Networks, Inc. in connection with an initial public offering. As a consequence, for this period the federal and state tax effects of the tax losses will be recorded by the members of the joint venture in their respective income tax returns.

   The allocation of the purchase price is summarized below (in thousands):

      Intangibles..........................................................    $14,078
      Goodwill.............................................................     49,470
      Prepaid advertising..................................................      5,680
      Property and equipment...............................................      2,044
      Net current assets...................................................     15,166
                                                                               -------
      Total purchase price.................................................    $86,438
                                                                               =======


   Intangibles include advertising and viewership base and assembled workforce. The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill. The intangibles and goodwill are being amortized on a straight-line basis over a period of two to five years.

   On June 4, 1999, Women.com acquired all of the outstanding stock of Internethoroscopes.com International. The acquisition has been accounted for using the purchase method of accounting. The purchase price of $237,000 has been allocated to the intangible asset (viewership base) acquired.

   On December 10, 1999, Women.com acquired substantially all of the assets of World Gaming Corporation, a Pennsylvania corporation for approximately $9.4 million in cash. The transaction was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair market values at the date of acquisition, as follows (in thousands):

      Intangible asset -- viewership base...................................    $3,834
      Goodwill..............................................................     5,001
      Net assets............................................................       580
                                                                                ------
      Total purchase price..................................................    $9,415
                                                                                ======


   The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The intangibles and goodwill are being amortized on a straight-line basis over a period of three years.

   During 2000, an additional $503,000 was paid in connection with the acquisition of World Gaming Corporation. This amount was recorded as additional goodwill.

   On February 14, 2000, Women.com acquired EZSharing.com, Inc. for consideration of $2.0 million in cash and 715,215 shares of common stock. The common stock was valued at approximately $9.2 million dollars in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"). This acquisition has been accounted for using the purchase method of accounting. The total purchase price of $11.2 million has been allocated as follows and the goodwill and intangible assets acquired are being amortized over their estimated useful economic life of 3 years (in thousands):

      Intangible asset -- assembled workforce..............................    $   350
      Goodwill.............................................................     10,378
      Net assets...........................................................        500
                                                                               -------
      Total purchase price.................................................    $11,228
                                                                               =======

                            WOMEN.COM NETWORKS, INC.

Note 3 -- Acquisitions--(Continued)

   The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 2000 and 1999 as if the acquisitions of World Gaming Corporation, HomeArts, HomeArts' acquisition of Astronet and EZSharing.com had occurred on January 1, 2000 and 1999, respectively after including the impact of certain adjustments such as increased amortization expense due to the recording of intangible assets.
These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2000 or 1999, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                        Year Ended      Year Ended
                                                       December 31,    December 31,
                                                           2000            1999
                                                       ------------    ------------
   Net revenues ....................................     $  43,647       $ 32,597
   Loss from operations ............................      (121,502)       (68,596)
   Net loss attributable to common stockholders ....      (121,502)       (67,481)
   Pro forma basic and diluted net loss per share ..     $   (2.56)      $  (1.90)


Note 4 -- Balance Sheet Components (in thousands)

                                                                    December 31,
                                                                  -----------------
                                                                   2000      1999
                                                                 -------    -------
   Accounts receivable, less allowance for doubtful accounts
    Accounts receivable -- billed ............................   $ 6,389    $14,981
    Accounts receivable -- unbilled ..........................       430        503
    Allowance for doubtful accounts ..........................      (763)      (353)
                                                                 -------    -------
                                                                 $ 6,056    $15,131
                                                                 =======    =======

   Prepaid and other current assets
    Prepaid advertising ......................................   $   613    $ 3,000
    Prepaid distribution .....................................     1,625         --
    Other prepaid expenses and current assets ................       873      1,082
                                                                 -------    -------
                                                                 $ 3,111    $ 4,082
                                                                 =======    =======

   Property and equipment, net
    Computer equipment and software ..........................   $15,000    $ 9,248
    Furniture and fixtures ...................................     1,297        969
    Leasehold improvements ...................................     3,304      1,188
                                                                 -------    -------
                                                                  19,601     11,405
    Less accumulated depreciation and amortization ...........    (6,901)    (2,336)
                                                                 -------    -------
                                                                 $12,700    $ 9,069
                                                                 =======    =======


   As of December 31, 2000, Women.com identified certain tangible fixed assets that are not currently being used in the Company's operations and, therefore, have no value to the company. The net book value of these assets, totaling $1.1 million, was written off in the financial statements for the year ended December 31, 2000.

                                                                      December 31,
                                                                      -------------
                                                                      2000    1999
                                                                     ------  ------
   Other assets
    Prepaid advertising ..........................................   $   --    $567
    Deferred cost ................................................    3,536      --
    Other assets .................................................      264     153
                                                                     ------    ----
                                                                     $3,800    $720
                                                                     ======    ====

                            WOMEN.COM NETWORKS, INC.

Note 4 -- Balance Sheet Components (in thousands)--(Continued)

   Deferred cost of $3.5 million represents amounts paid to a customer in connection with entering into an agreement to purchase $15 million of advertising on the Women.com network. This amount will be amortized against revenue as it is earned and recognized.

                                                                     December 31,
                                                                    ---------------
                                                                    2000      1999
                                                                   ------    ------
   Accrued liabilities
    Online distribution ........................................   $2,440    $  277
    Accrued compensation and related benefits ..................    1,053     2,187
    Other accrued liabilities ..................................    1,867       301
                                                                   ------    ------
                                                                   $5,360    $2,765
                                                                   ======    ======


Note 5 -- Goodwill and Other Intangible Assets

   During the fourth quarter of 2000, Women.com performed an impairment assessment of the identifiable intangible assets and goodwill recorded upon the acquisitions of Wild Wild Web, Inc., HomeArts, Internethoroscopes.com International, World Gaming Corporation and EZSharing.com, Inc. The assessment was performed primarily due to the significant decline in Women.com's stock price since the date the shares issued in each acquisition were valued and the overall decline in internet advertising revenue growth. As a result of the review, Women.com recorded a $35.9 million impairment charge for goodwill and other intangible assets. The charge was determined based upon the estimated discounted cash flows using a discount rate of 20%. The discount rate of 20% was based upon the weighted average estimated cost of capital of Women.com. The assumptions supporting the cash flows including the discount rate were determined using the best available estimates.

   Amortization expense for goodwill and intangible assets for the years ended December 31, 2000, 1999 and 1998 was approximately $29.1 million, $20.5 million and $0.5 million, respectively. Goodwill, intangible assets and the related accumulated amortization as of December 31, 2000 and 1999 was as follows:

                                                                   December 31,
                                                                -------------------
                                                                 2000        1999
                                                               --------    --------
   Intangible assets
    Advertising and viewership base ........................   $ 17,515    $ 17,515
    Assembled workforce ....................................      2,222       1,872
    Covenant not to compete ................................         66          66
    Goodwill ...............................................     65,987      54,985
    Tradename ..............................................        212         212
                                                               --------    --------
                                                                 86,002      74,650
    Less accumulated amortization ..........................    (50,137)    (20,999)
    Impairment of goodwill and other intangible assets .....    (35,865)        (--)
                                                               --------    --------
                                                               $     --    $ 53,651
                                                               ========    ========


Note 6 -- Deferred Revenue

   In connection with the issuance of Women.com's Series C preferred stock in July and August 1997, Women.com entered into investment agreements with two stockholders. Under the terms of the agreements, Women.com's right to retain $1,500,000 and $1,250,000 in proceeds from each of the two stockholders, respectively, is contingent upon Women.com's development of web sites in accordance with the timetable and requirements set forth in the agreements. In the event of discontinuation of the projects, the unused portion may be returned or allocated for use on another project. Women.com had deferred the $1,500,000 and

                            WOMEN.COM NETWORKS, INC.

Note 6 -- Deferred Revenue--(Continued)

$1,250,000 and was recognizing revenues in accordance with development efforts. Women.com recognized revenues related to these agreements totaling $763,000 in 1999 and $1,987,000 in 1998. All revenues under these contracts were recognized as of December 31, 1999.

Note 7 -- Commitments and Contingencies

   Women.com leases its offices under noncancelable operating leases which expire through 2009. Women.com is committed to pay a portion of the building's operating expenses as determined under the agreements.

   At December 31, 2000, future minimum lease payments are as follows (in thousands):

      2001.................................................................    $ 3,113
      2002.................................................................      3,202
      2003.................................................................      1,792
      2004.................................................................      1,349
      2005.................................................................      1,490
      Thereafter...........................................................      5,959
                                                                               -------
                                                                               $16,905
                                                                               =======


   Rent expense was $3,524,000, $1,415,000 and $604,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

 Letter of credit

   In August 1999, Women.com entered into a 10 year operating lease to commence January 1, 2000 which is collateralized by an irrevocable standby letter of credit with a U.S. financial institution. The letter of credit is for approximately $1.4 million and expires on January 31, 2001 with automatic one year renewals at the option of the financial institution. In January 2001, Women.com received notification that the letter of credit would not be renewed. (See Note 13.)

   The cash deposit collateralizing the letter of credit is reflected as restricted cash as of December 31, 2000 and 1999.

 Advertising

   In 2000, 1999 and 1998, Women.com entered into certain non-cancelable on-line distribution agreements. As of December 31, 2000, $3.6 million of minimum payments are due in 2001.

 Royalties

   In connection with the acquisition of HomeArts in 1999 (See Note 3), Women.com agreed to pay Hearst a royalty on the net advertising revenues generated from the Hearst magazine sites on the Women.com network or from proprietary Hearst content, until such time as Hearst has recouped the cumulative production costs incurred in the ongoing production of the Hearst magazine sites. The minimum aggregate royalty payable under this agreement is $6 million with a maximum amount payable in any year of $5 million. Thereafter, a royalty shall be payable, calculated as a percentage of the net advertising revenues dependent on the gross revenues generated. For the years ended December 31, 2000 and 1999, Women.com recorded a $1.3 million and $404,000 royalty to Hearst, respectively. As of December 31, 2000 the future minimum aggregate royalty payable under this agreement is $4.3 million.

                            WOMEN.COM NETWORKS, INC.

Note 7 -- Commitments and Contingencies--(Continued)

 Litigation

   From time to time, the Company may be involved in litigation arising out of claims in the normal course of business. Based upon the information presently available, including discussion with outside legal counsel, management believes that there are no claims or actions pending or threatened against the Company, the ultimate resolution of which will have a material adverse effect on the Company's financial position, liquidity or results of operations.

Note 8 -- Mandatory Redeemable Convertible Preferred Stock

   All mandatorily redeemable convertible preferred stock was converted into common stock in August 1999 upon the consummation of the merger and roll-up of Women.com Networks LLC.

 Convertible Preferred Stock Warrants

   In 1994, in conjunction with a capital lease agreement, Women.com issued fully exercisable nontransferable warrants to purchase 22,222 shares of its Series A preferred stock at a price of $1.35 per share. The warrants expire December 2004. The fair value of these warrants is not material to the financial statements.

   In 1997, in conjunction with the issuance of Series C preferred stock, Women.com issued fully exercisable nontransferable warrants to purchase 1,331,498 shares of Series C preferred stock at a price of $3.04 per share and 443,832 shares of Series C preferred stock at a price of $3.95 per share. Warrants for 887,665 shares expire in August 2000 and warrants for 887,665 shares expire in October 2000 and have been valued, in aggregate, at $500,000 using the Black-Scholes option pricing model.

   In 1998, in conjunction with a financing arrangement, Women.com issued to Imperial Bank fully exercisable warrants to purchase 8,224 shares of Series D preferred stock at an exercise price of $3.29 per share. The warrants expire April 9, 2003. Women.com valued the warrant using the Black-Scholes option pricing model. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense.

   All warrants to acquire convertible preferred stock were converted into warrants to acquire common stock in August 1999 upon the consummation of the merger and roll-up of Women.com Networks LLC.

   The warrants issued to Imperial Bank in 1998 were net exercised in the year ended December 31, 1999 for 6,887 shares of common stock.

Note 9 -- Stockholders' Equity

 Common Stock

   Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

   At December 31, 2000, the Company had reserved shares of common stock for future issuance as follows (in thousands):

      Warrants..............................................................        22
      Stock grants..........................................................       890
      Stock option plan.....................................................    13,264
                                                                                ------
                                                                                14,176
                                                                                ======

                            WOMEN.COM NETWORKS, INC.

Note 9 -- Stockholders' Equity--(Continued)

 Common Stock Warrants

   In February 1996, in conjunction with a facility lease agreement, Women.com issued fully exercisable and transferable warrants to purchase 21,357 shares of common stock at a price of $0.13 per share. These warrants, which were granted at the fair market value of the common stock at the date of grant as determined by the Board of Directors, expire on February 15, 2006. The fair value of these warrants is not material to the financial statements.

   In connection with its Series C preferred stock offering, Women.com issued warrants to an investment banker to purchase up to 89,167 shares of Women.com's common stock, at an exercise price of $3.00 per share. These warrants are fully exercisable for a period of five years expiring in July and August 2002 or upon an initial public offering. The fair value of these warrants is not material to the financial statements.

   In connection with its Series D preferred stock offering, Women.com issued to an investment banker warrants to purchase up to 150,703 shares of Women.com's common stock, at an exercise price of $3.95 per share. These warrants are fully exercisable and expire at the earlier of July 2003 or upon an initial public offering. Women.com valued the warrants using the Black-Scholes option pricing model. The fair value was recorded as issuance costs. Warrant activity is as follows (in thousands):

                                                                                 Warrants Outstanding
                                                                             ----------------------------
                                                                                       Exercise
                                                                             Shares     Price      Amount
                                                                             ------    --------   -------
   Balance, December 31, 1997 ............................................      110               $   270
    Warrants granted .....................................................      151     $3.95         596
                                                                             ------               -------
   Balance, December 31, 1998 ............................................      261                   866
    Warrants exercised ...................................................      (21)    $ .13          (3)
    Conversion of preferred stock warrants ...............................    1,798     $3.24       5,831
    Warrants, net exercised ..............................................     (240)    $3.60        (863)
                                                                             ------               -------
   Balance, December 31, 1999 ............................................    1,798                 5,831
    Expiration of warrants ...............................................   (1,776)    $3.27      (5,801)
                                                                             ------               -------
   Balance, December 31, 2000 ............................................       22               $    30
                                                                             ======               =======


Note 10 -- Employee Benefit Plans

 401(k) Savings Plan

   Women.com's 401(k) savings plan (the "401(k) Plan") is a defined contribution retirement plan intended to qualify under Section 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Women.com are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Contributions by Women.com are discretionary and no contributions have been made by Women.com for the years ended December 31, 2000, 1999 and 1998.

 Stock Option Plan

   Under Women.com's 1994 Stock Option Plan and 1998 Equity Incentive Plan, shares of Women.com's common stock have been reserved for the grant of stock purchase rights and stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. Under the terms of the Plans, incentive options may be granted to employees, and nonstatutory options and stock purchase rights may be granted to employees and consultants at prices no less than 100% and 85%, respectively, of the fair market value of Women.com's common stock at the date of grant, as determined by the Board of Directors. The options vest at a rate of 25% or 20% per year over a period of four or five years and expire ten years

                            WOMEN.COM NETWORKS, INC.

Note 10 -- Employee Benefit Plans--(Continued)

after the date of grant. In addition, under the 1994 Stock Option Plan, Women.com has a repurchase right for shares exercised when an employee ceases to be employed by Women.com.

   The following table summarizes activity under the Plans (in thousands, except per share amounts):

                                                                 Options Outstanding
                                                           --------------------------------
                                                                       Weighted
                                              Shares                    Average
                                          Available for    Number of   Exercise
                                              Grant         Shares       Price      Amount
                                          -------------    ---------   --------    --------
   Balance, December 31, 1997 .........          650         1,266       $ .28     $    353
    Additional shares reserved ........        1,850            --                       --
    Options granted ...................       (2,111)        2,111        1.65        3,493
    Options canceled ..................          202          (202)        .37          (75)
    Options exercised .................           --           (73)        .20          (15)
                                              ------        ------                 --------
   Balance, December 31, 1998 .........          591         3,102        1.21        3,756
    Additional shares reserved ........        5,000            --                       --
    Restricted stock grant ............          (79)           --                       --
    Options granted ...................       (4,603)        4,603        9.58       44,091
    Options canceled ..................          536          (536)       4.24       (2,273)
    Options exercised .................           --          (877)        .53         (462)
                                              ------        ------                 --------
   Balance, December 31, 1999 .........        1,445         6,292        7.17       45,112
    Additional shares reserved ........        5,850            --                       --
    Options granted ...................       (3,703)        3,703        4.58       16,960
    Options canceled ..................        3,241        (3,241)       5.97      (19,349)
    Options exercised .................           --          (323)       1.72         (556)
                                              ------        ------                 --------
   Balance, December 31, 2000 .........        6,833         6,431       $6.50     $ 42,167
                                              ======        ======                 ========

                                                                    Options Exercisable at
                       Options Outstanding at December 31, 2000       December 31, 2000
                       -----------------------------------------    ----------------------
                                         Weighted
                                         Average        Weighted                  Weighted
                                        Remaining       Average                   Average
                         Number        Contractual      Exercise      Number      Exercise
      Exercise Price   Outstanding    Life in Years      Price     Exercisable     Price
      --------------   -----------    -------------     --------   -----------    --------
      $  .13 -   .30        100            5.50          $  .20          92        $  .20
      $  .37 -   .80        625            7.30             .55         241           .76
      $ 1.25 -  3.04      1,441            8.30            2.21         537          1.68
      $ 3.25 -  6.10      2,394            8.60            4.54         558          5.23
      $ 9.75 - 12.82        778            6.70           10.42         239         10.33
      $17.62              1,093            8.80           17.62         299         17.62
                          -----                                       -----        ------
                          6,431                                       1,966        $ 5.98
                          =====                                       =====        ======


   At December 31, 1999 and 1998, 681,000 and 567,000 shares, respectively, were exercisable at a weighted average price of $1.32 and $.27, respectively.

 Fair value disclosures

   Women.com has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Women.com, however, continues to apply APB Opinion
No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans.

                            WOMEN.COM NETWORKS, INC.

Note 10 -- Employee Benefit Plans--(Continued)

   The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                                            Year Ended December 31,
                                                                      -----------------------------------
                                                                          2000          1999        1998
                                                                      -----------    ----------   -------
   Risk-free interest rate ........................................   5.66%--6.67%   4.8%--6.17%     5.00%
   Expected life ..................................................       5 years       5 years   5 years
   Dividend yield .................................................            --            --        --
   Volatility .....................................................           188%           96%       --


   The weighted average fair value of options granted in 2000, 1999 and 1998 are $4.44, $5.67 and $3.11, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Women.com's pro forma information follows:

                                                                              Year Ended December 31,
                                                                         --------------------------------
                                                                            2000        1999       1998
                                                                         ---------    --------   --------
   Net loss attributable to common stockholders ......................   $(121,191)   $(57,068)  $(13,615)
                                                                         =========    ========   ========
   Net loss -- FAS 123 adjusted ......................................   $(137,620)   $(62,020)  $(13,862)
                                                                         =========    ========   ========
   Net loss per share-as reported (Note 2) Basic and diluted .........   $   (2.59)   $  (2.11)  $ (10.52)
                                                                         =========    ========   ========
   Net loss per share -- FAS 123 adjusted Basic and diluted ..........   $   (2.94)   $  (2.29)  $ (10.71)
                                                                         =========    ========   ========


   The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

 Stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998, Women.com recorded stock-based compensation totaling $3.1 million, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended December 31, 1998 totaled $1,170,000. An additional $4,067,000 of unearned stock-based compensation charge was recorded for the year ended December 31, 1999. Amortization of the total stock-based compensation for the year ended December 31, 1999 totaled $2,987,000. In the year ended December 31, 2000, $592,000 of income was recognized due to the reversal of amounts previously charged in connection with the cancellation of unvested options offset by current amortization.

   On November 30, 2000, grants for 889,500 shares of stock were made to certain employees. These grants vest over two years, 25% at the end of each six month period. The weighted average fair value of each grant was $0.44. An additional $378,000 has been recorded as unearned compensation in connection with these grants and $33,000 has been amortized in the year ended December 31, 2000.

                            WOMEN.COM NETWORKS, INC.

Note 10 -- Employee Benefit Plans--(Continued)

   Stock-based compensation expense (income) for the years ended December 31, 2000, 1999 and 1998 has been allocated across the relevant functional expense categories within operating expenses as follows (in thousands):

                                                                                  2000     1999     1998
                                                                                 -----    ------   ------
   Production, product and technology ........................................   $(155)   $1,314   $  396
   Sales and marketing .......................................................    (339)      682      220
   General and administrative ................................................     (65)      991      554
                                                                                 -----    ------   ------
                                                                                 $(559)   $2,987   $1,170
                                                                                 =====    ======   ======


Note 11 -- Income Taxes

   The components of the net deferred tax asset as of December 31, 2000, 1999 and 1998 are as follows (in thousands):

                                                                             2000        1999       1998
                                                                           --------    --------   -------
   Net operating loss carryforwards ....................................   $ 33,484    $ 14,721   $ 7,034
   Accrued liabilities .................................................      1,220         650       789
   Fixed asset and intangible basis difference .........................      1,661       1,400        --
   Other ...............................................................      1,692           6        --
                                                                           --------    --------   -------
                                                                             38,057      16,777     7,823
   Less valuation allowance ............................................    (38,057)    (16,777)   (7,823)
                                                                           --------    --------   -------
      Net deferred tax asset............................................   $     --    $     --   $    --
                                                                           ========    ========   =======


   Women.com has established a valuation allowance to the extent of its deferred tax asset due to the uncertainty that the benefit may not be realized in the future.

   At December 31, 2000, Women.com had federal and state net operating loss carryforwards of approximately $89.0 million and $73.4 million, respectively, available to offset future regular and alternative minimum taxable income. Women.com's federal net operating loss carryforwards will begin to expire in the year 2011. For state tax purposes, the net operating loss carryforwards will begin to expire in the year 2001.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Women.com may have had an ownership change which may limit the utilization of these carryforwards.

Note 12 -- Related Parties

   In 1998, Women.com issued for cash 911,855 shares of Series D preferred stock to a customer. Total revenues from this customer in 1998 were $167,000. Receivable due from this customer at December 31, 1998 was $125,000.

   In 1998, Women.com issued 33,000 shares of Series D preferred stock to an officer of Women.com's recruiting service provider, who had been granted 41,119 shares of Series C preferred stock. Total expense incurred for this party in 1998 was $133,000. Payable due to the officer at December 31, 1998 was $17,000.

                            WOMEN.COM NETWORKS, INC.

Note 13 -- Subsequent Events

   In January 2001, Women.com received notification that the letter of credit related to its 10 year operating lease would not be renewed and, under the terms of the lease, the landlord exercised the right to request that the cash deposit collateralizing the letter of credit be transferred to the landlord's bank account and held as a security deposit on the lease. The cash deposit collateralizing the letter of credit was transferred to the landlord and is being held as a security deposit on the lease.

   Women.com entered into a definitive agreement whereby iVillage Inc., operator of the iVillage Network, would acquire all of the outstanding shares of Women.com. This transaction, if approved by the stockholders of Women.com and iVillage, is expected to close during the second quarter of 2001.

         (b)      Pro Forma financial information.


              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the acquisition of Women.com by iVillage including the receipt of approximately $20.0 million in cash from Women.com stockholders and Hearst Communications in connection with the concurrent rights offering and are based upon the historical results of Women.com and iVillage, and the preliminary estimates and assumptions have been made solely for the purposes of developing this pro forma information. The unaudited pro forma combined condensed consolidated financial statements are not necessarily indicative of the results that would have been achieved had these transactions been consummated as of the dates indicated or that which may be achieved in the future.

   The unaudited pro forma combined condensed consolidated balance sheet and unaudited pro forma combined condensed consolidated statements of operations and the accompanying notes thereto should be read in conjunction with the historical financial statements of iVillage and Women.com and notes thereto.

   The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2001 gives effect to these transactions as if such transactions had occurred on March 31, 2001.

   The unaudited pro forma combined condensed consolidated statement of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 gives effect to these transactions as if such transactions had occurred on January 1, 2000.

   The allocation of the purchase price to the assets and liabilities acquired are preliminary. However, in management's opinion no material allocation adjustments will be required in recording the final allocation amounts for the merger. Final allocations will be based on appraisal or other analyses of fair value.

                         iVILLAGE INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET


                                 March 31, 2001
                                 (in thousands)

                                                  iVillage Inc.
                                                       and                        Pro Forma
                                                   Subsidiaries     Women.com    Adjustments      Pro Forma
                                                  -------------     ---------    -----------      ---------
Assets
Current assets:
 Cash and cash equivalents....................      $  36,969       $  20,179     $    (223)1(a)  $  73,325
                                                                                     (3,500)1(b)
                                                                                     19,900 1(f)
 Accounts receivable, net.....................          4,878           3,174            --           8,052
 Other current assets.........................          7,998           3,170            --          11,168
                                                  -------------     ---------    -----------      ---------
    Total current assets......................         49,845          26,523        16,177          92,545
Restricted cash...............................          9,250              --            --           9,250
Fixed assets, net.............................         22,754          11,595        (1,265)1(c)     33,084
Goodwill and other intangible assets, net.....         35,187              --            --          35,187
Other assets..................................            206           5,072          (554)1(c)      4,724
Non-current assets of discontinued operations.             56              --            --              56
                                                  -------------     ---------    -----------      ---------
    Total assets..............................      $ 117,298       $  43,190     $  14,358       $ 174,846
                                                  =============     =========    ===========      =========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses........      $  15,219       $   4,791     $   5,000 1(c)  $  25,010
 Deferred revenue.............................          5,402           1,482            --           6,884
 Deferred rent................................            361              --            --             361
 Net current liabilities of discontinued
    operations................................            689              --            --             689
                                                  -------------     ---------    -----------      ---------
Total current liabilities.....................         21,671           6,273         5,000          32,944
Deferred rent, net of current portion.........          4,727              --            --           4,727
                                                  -------------     ---------    -----------      ---------
    Total liabilities.........................         26,398           6,273         5,000          37,671
Minority interest.............................             21              --            --              21
Commitments and contingencies
Stockholders' equity:
 Preferred stock..............................             --              --            --              --
 Common stock.................................            297              47           (47)1(d)        545
                                                                                        155 1(e)
                                                                                         93 1(f)
Additional paid-in capital....................        495,459         252,416        (3,500)1(b)    541,486
                                                                                   (252,416)1(d)
                                                                                     29,720 1(e)
                                                                                     19,807 1(f)
Accumulated deficit...........................       (396,491)       (214,907)      214,907 1(d)   (396,491)
Stockholders' notes receivable................         (5,856)            (44)           44 1(d)     (5,856)
Unearned compensation and deferred advertising         (2,530)           (595)          595 1(d)     (2,530)
                                                  -------------     ---------    -----------      ---------
    Total stockholders' equity................         90,879          36,917         9,358         137,154
                                                  -------------     ---------    -----------      ---------
    Total liabilities and stockholders'
       equity.................................      $ 117,298       $  43,190     $  14,358       $ 174,846
                                                  =============     =========    ===========      =========

                         iVILLAGE INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS


                       THREE MONTHS ENDED MARCH 31, 2001
                    (in thousands, except per share amounts)


                                                         iVillage Inc.
                                                              and                      Pro Forma
                                                          Subsidiaries    Women.com   Adjustments           Pro Forma
                                                         -------------    ---------   -----------           ---------
Revenues .............................................   $    12,573      $  6,421    $      --             $  18,994
Operating expenses:
 Editorial, product development and technology .......         8,856         8,343           --                17,199
 Sales and marketing .................................         9,079         7,107           --                16,186
 General and administrative ..........................         3,210           694           --                 3,904
 Depreciation and amortization .......................         4,296         1,339           --      2(a)       5,635
                                                            --------      --------      -------              --------
Total operating expenses .............................        25,441        17,483           --                42,924
                                                            --------      --------      -------              --------
Loss from operations .................................       (12,868)      (11,062)          --               (23,930)
Interest income, net .................................           858            --           --                   858
Other income, net ....................................            87           368           --                   455
Write-down of investments ............................          (104)           --           --                  (104)
Loss from unconsolidated
  joint venture.......................................          (127)           --           --                  (127)
                                                            --------      --------      -------              --------
Net loss before minority interest ....................       (12,154)      (10,694)          --               (22,848)
Minority interest ....................................           (21)           --           --                   (21)
                                                            --------      --------      -------              --------
Net loss from continuing operations ..................      $(12,175)     $(10,694)     $    --              $(22,869)
                                                            ========      ========      =======              ========
Pro forma basic and diluted net
   loss per share from
   continuing operations .............................   $     (0.41)                                        $  (0.42)
                                                            ========                                         ========
Weighted average shares of
   common stock outstanding
   used in computing pro forma
   basic and diluted net loss per
   share from continuing
   operations ........................................        29,705                     15,520      2(b)      54,549
                                                            ========                                         ========
                                                                                          9,324      2(b)
                                                                                        =======

                         iVILLAGE INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 2000
                    (in thousands, except per share amounts)


                                                        iVillage Inc.
                                                             and                      Pro Forma
                                                         Subsidiaries    Women.com   Adjustments            Pro Forma
                                                        -------------    ---------   -----------           ----------
Revenue .............................................   $    76,352      $  43,647   $      --             $  119,999
Operating expenses:
 Editorial, product development and technology ......        35,327         40,447          --                 75,774
 Sales and marketing ................................        54,098         45,954          --                100,052
 General and administrative .........................        22,634         11,918          --                 34,552
 Depreciation and amortization ......................        37,681         29,138          --      3(a)       66,819
 Impairment of goodwill .............................        98,056         36,933          --                134,989
                                                          ---------      ---------     -------             ----------
Total operating expenses ............................       247,796        164,390          --                412,186
                                                          ---------      ---------     -------             ----------
Loss from operations ................................      (171,444)      (120,743)         --               (292,187)
Interest income, net ................................         5,261             --          --                  5,261
Other income, net ...................................           595          3,552          --                  4,147
Write-down of note receivable and
   investments ......................................       (13,496)        (4,000)         --                (17,496)
Loss from affiliate .................................          (422)            --          --                   (422)
                                                          ---------      ---------     -------             ----------
Net loss attributable to common
   stockholders from continuing
   operations .......................................   $  (179,506)     $(121,191)    $    --             $ (300,697)
                                                          ---------      ---------     -------             ----------
Pro forma basic and diluted net
   loss per share from
   continuing operations ............................   $     (6.05)                        --             $    (5.51)
                                                          =========                                        ==========
Weighted average shares of
   common stock outstanding
   used in computing pro forma
   basic and diluted net loss per
   share from continuing
   operations .......................................        29,683                     15,520      3(b)       54,527
                                                          =========                                        ==========
                                                                                         9,324      3(b)
                                                                                       =======

                         iVILLAGE INC. AND SUBSIDIARIES


     Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial
                                   Statements
                       (in thousands, except share data)

1. The pro forma adjustments to the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2001 are as follows:

     a) Adjustment to cash for the cash portion of the acquisition price of approximately $223.

     b) Adjustment to cash for estimated closing costs of $3.5 million in connection with the acquisition of Women.com.

     c) Adjustment to fixed assets, goodwill and other assets to reflect the excess of the fair value of the net assets acquired over the purchase price, calculated as follows:

      Cash portion of purchase price .................................   $   223
      Value of stock portion of purchase price .......................    29,876
                                                                         -------
      Purchase price .................................................    30,098
      Fair value of net assets to be acquired ........................    31,917
                                                                         -------
      Negative goodwill ..............................................    (1,819)
      Reduction of fair value of fixed assets ........................     1,265
      Reduction of fair value of other assets ........................       554
                                                                         -------
      Negative goodwill ..............................................   $    --
                                                                         =======

          o The value of the common stock to be issued in connection with the acquisition was estimated as $1.93, the average value of the iVillage common stock surrounding the date the terms of the acquisition were agreed to and announced.

          o The fair value of net assets to be acquired is Women.com's stockholders' equity balance of $36,917, less an estimated $5,000 severance and retention plan for Women.com employees.

          The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal or other analyses of fair values. The final allocation may differ from the amounts above. It is anticipated that no negative goodwill will exist in the final purchase price allocation due to an anticipated reduction in the working capital balance of Women.com prior to the date of closing.

     d) Adjustment to reflect the elimination of Women.com's stockholders' equity balances.

     e) Adjustment to reflect the issuance of 15,519,838 shares of iVillage common stock for the acquisition.

     f) Adjustment to reflect cash received from Hearst Communications and Women.com's other public stockholders through a registered rights offering, less anticipated expenses and the issuance of 9,324,000 shares, and warrants to purchase an additional 2,100,000 shares, of iVillage common stock.

2. The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations for the three months ended March 31, 2001 are as follows:

     a) An adjustment to reflect the reduction of depreciation expense due to the above calculated reduction in the fair value of Women.com fixed assets was not recorded due to an anticipated lower working capital balance by the date of closing which likely result in no reduction in fixed assets.

     b) Adjustment to the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of 15,519,838 shares of common stock in connection with the acquisition of Women.com, and 9,324,000 shares issued to Hearst Communications and Women.com's other public stockholders in connection with the registered rights offering.

3. The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2000 are as follows:

     a) An adjustment to reflect the reduction of depreciation expense due to the above calculated reduction in the fair value of Women.com fixed assets was not recorded due to an anticipated lower working capital balance by the date of closing which likely result in no reduction in fixed assets.

     b) Adjustment to the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of 15,519,838 shares of common stock in connection with the acquisition of Women.com, and 9,324,000 shares issued to Hearst Communications and Women.com's other public stockholders in connection with the registered rights offering.

         (c)      Exhibits.

       Exhibit
       No.                   Description
       -------               -----------

         2.1 Agreement and Plan of Merger, dated as of February 5, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.1 to Registration Statement File No. 333-56150).

         2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of February 22, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.2 to Registration Statement File No. 333-56150).

         2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of April 27, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.3 to Registration Statement File No. 333-56150).

         99.1 Amended and Restated Securities Purchase Agreement, dated as of February 22, 2001, between iVillage Inc. and Hearst Communications, Inc. (incorporated herein by reference to Exhibit 10.32 to Registration Statement File No. 333-56150).

         99.2 Press Release dated June 18, 2001 regarding approval of the transactions contemplated by the Merger Agreement at the special meeting of stockholders of iVillage Inc. and Women.com Networks, Inc. on June 15, 2001.

         99.3 Press Release dated June 18, 2001 regarding consummation of the transactions contemplated by the Merger Agreement and the Securities Purchase Agreement.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                            iVillage Inc.
                                            (Registrant)

Date:  June 29, 2001                        By:  /s/ Steven A. Elkes
                                                 -------------------------------
                                                 Steven A. Elkes
                                                 Executive Vice President--
                                                 Operations and Business Affairs

                                  EXHIBIT INDEX


Exhibit
No.               Description
-------           -----------

2.1 Agreement and Plan of Merger, dated as of February 5, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.1 to Registration Statement File No. 333-56150).

2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of February 22, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.2 to Registration Statement File No. 333-56150).

2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of April 27, 2001, among iVillage Inc., Stanhope Acquisition Sub, LLC and Women.com Networks, Inc. (incorporated herein by reference to Exhibit 2.3 to Registration Statement File No. 333-56150).

99.1 Amended and Restated Securities Purchase Agreement, dated as of February 22, 2001, between iVillage Inc. and Hearst Communications, Inc. (incorporated herein by reference to Exhibit 10.32 to Registration Statement File No. 333-56150).

99.2 Press Release dated June 18, 2001 regarding approval of the transactions contemplated by the Merger Agreement at the special meeting of stockholders of iVillage Inc. and Women.com Networks, Inc. on June 15, 2001.

99.3 Press Release dated June 18, 2001 regarding consummation of the transactions contemplated by the Merger Agreement and the Securities Purchase Agreement.